FARMER MAC NEWS	Exhibit 99
FOR IMMEDIATE RELEASE	CONTACT
May 10, 2007	Mary Waters
202-872-7700

Farmer Mac Reports First Quarter Results

Washington, D.C. — The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) today reported strong first quarter results which, with the addition of business completed in April 2007, brought outstanding business volume to a record $8.3 billion. Farmer Mac noted that this growth was achieved with a portfolio of loans underlying its guarantees and standbys that continues to perform well, with delinquencies remaining at low levels in terms of both dollars and percentages.

Farmer Mac’s U.S. GAAP net income for first quarter 2007 was $3.9 million or $0.37 per diluted share, compared to $15.1 million or $1.32 per diluted share for first quarter 2006. Farmer Mac’s core earnings were $6.2 million or $0.58 per diluted share for first quarter 2007, compared to $6.2 million or $0.54 per diluted share for first quarter 2006. A table setting forth a more detailed analysis of core earnings for the referenced periods appears below.

Farmer Mac President and Chief Executive Officer Henry D. Edelman observed, “Our first quarter new volume resulted in a 31 percent year-over-year increase in the Farmer Mac guarantee portfolio; then we added $1.1 billion during the month of April, bringing Farmer Mac’s guarantees and commitments outstanding to a new high of $8.3 billion. That performance reflects the liquidity and lending capacity Farmer Mac is providing to agricultural lenders who make mortgage loans throughout rural America, and is indicative of the effectiveness of our business model and recent strategies. Those strategies achieve greater protection for Farmer Mac against adverse credit performance with commensurately lower compensation for the assumption of credit risk and administrative costs, resulting in projected risk-adjusted marginal returns on equity approximately equal to those of other Farmer Mac program transactions.”

Non-GAAP Performance Measures

Farmer Mac reports its financial results in accordance with GAAP. In addition to GAAP measures, Farmer Mac presents “core earnings,” a non-GAAP performance measure. Core earnings are net income available to common stockholders, less the after-tax effects of unrealized gains and losses on financial derivatives resulting from the application of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. The GAAP measure most comparable to core earnings is net income available to common stockholders. Unlike core earnings, however, GAAP net income is affected by unrealized gains or losses in the value of financial derivatives used to hedge Farmer Mac’s interest rate risks, notwithstanding that those hedges were economically effective. Farmer Mac uses core earnings to develop financial plans, to measure corporate economic performance and to set incentive compensation because, in management’s view, core earnings more accurately represent Farmer Mac’s economic performance, transaction economics and business trends. Investors and the investment analyst community have previously relied upon similar measures to evaluate Farmer Mac’s historical and future performance. Farmer Mac’s disclosure of this non-GAAP measure is not intended to replace GAAP information but, rather, to supplement it.

The Corporation’s reconciliation of GAAP net income available to common stockholders to core earnings is presented in the following table.

Reconciliation of GAAP Net Income Available to Common Stockholders to Core Earnings

Three Months Ended
	March 31, 2007		March 31, 2006
(in thousands, except per share amounts)
		Per		Per
		Diluted		Diluted
		Share		Share

GAAP net income available to common stockholders	$ 3,922	$ 0.37	$ 15,091	$ 1.32

Less the effects of SFAS 133:
Unrealized gains/(losses) on financial derivatives and
trading assets, net of tax	(2,649)	(0.24)	8,126	0.71
Net effects of settlements on agency forward contracts,
net of tax	345	0.03	794	0.07

Core earnings	$ 6,226	$ 0.58	$ 6,171	$ 0.54

More complete information on Farmer Mac’s performance for the quarter ended March 31, 2007 is set forth in the Form 10-Q filed with the SEC today by Farmer Mac.

Forward-Looking Statements

In addition to historical information, this release includes forward-looking statements that reflect management’s current expectations for Farmer Mac’s future financial results, business prospects and business developments. Management’s expectations for Farmer Mac’s future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events could cause Farmer Mac’s actual results to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding: (1) increases in general and administrative expenses attributable to growth of the business and regulatory environment, including the hiring of additional personnel with expertise in key functional areas; (2) the general rate of growth in agricultural mortgage indebtedness; (3) the rate and direction of development of the secondary market for agricultural mortgage loans, particularly lender interest in the Farmer Mac secondary market and Farmer Mac credit products; (4) borrower preferences for fixed-rate agricultural mortgage indebtedness; (5) the willingness of investors to invest in Farmer Mac Guaranteed Securities; and (6) possible reaction in the financial markets to events involving government-sponsored enterprises other than Farmer Mac. Other risk factors are discussed in Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission (SEC) on March 16, 2007 and in Farmer Mac’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, as filed with the SEC today. The forward-looking statements contained in this release represent management’s expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect any future events or circumstances, except as otherwise mandated by the SEC.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans. Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac (as well as the Annual Report on Form 10-K and Quarterly Report on Form 10-Q referenced above) is available on Farmer Mac’s website at www.farmermac.com. The conference call to discuss Farmer Mac’s first quarter 2007 earnings and the Corporation’s Form 10-Q for first quarter 2007 will be webcast on Farmer Mac’s website beginning at 11:00 a.m. eastern time, Friday, May 11, 2007, and an audio recording of that call will be available for two weeks on Farmer Mac’s website after the call is concluded.

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